Exhibit 4.2

AMPHENOL CORPORATION

OFFICERS’ CERTIFICATE

Pursuant to Section 2.2 of the Indenture

Reference is made to the Indenture (the “Indenture”), dated as of March 16, 2023, between Amphenol Corporation, a Delaware corporation (the “Company”), and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the Indenture.

Pursuant to Section 2.2 of the Indenture, the Company hereby certifies, through its Chief Financial Officer, Craig A. Lampo, and its Secretary, Lance D’Amico, as follows:

1.	Pursuant to (i) an Action by Unanimous Written Consent of the Board of Directors (the “Board of Directors”) of the Company taken as of June 2, 2025, including authority delegated by the Board of Directors to the Pricing Committee thereof and (ii) an Action by Unanimous Written Consent of the Pricing Committee of the Board of Directors taken as of June 11, 2025 (the “Pricing Committee Consent”), the Company has created one series of senior debt securities of the Company, designated as the 3.125% Senior Notes due 2032 (the “Notes”), to be issued under the Indenture, and authorized the sale of up to $1,250,000,000 (or applicable Euro equivalent) (or such other amount approved by the Pricing Committee not to exceed $1,500,000,000 (or applicable Euro equivalent)) in aggregate principal amount of one or more series of notes.

2.	The terms of the Notes as authorized by and determined pursuant to the Pricing Committee Consent, are as follows:

(a)	The title of the Notes shall be 3.125% Senior Notes due June 16, 2032 (CUSIP / Common Code / ISIN: 032095 AU5 / 309610881 / XS3096108819).

(b)	The price at which the Notes will be issued shall be 99.247% of the principal amount of the Notes.

(c)	The maximum aggregate principal amount of the Notes shall be €600,000,000.

(d)	The principal of the Notes shall be payable on June 16, 2032 (the “Maturity Date”).

(e)	(i) The Notes shall bear interest at an annual rate of 3.125% from June 16, 2025, payable annually on June 16 of each year (the “Interest Payment Dates”), commencing June 16, 2026 until the principal of the Notes is paid or made available for payment. The interest so payable shall be paid to the Persons in whose name the Notes are registered at the close of business on the day that is one Business Day (as defined below) immediately preceding the applicable Interest Payment Date (the “Interest Record Date”). A “Business Day” shall mean any day other than a Saturday or Sunday on which commercial banks and foreign exchange markets are open for business in New York and London and which is a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer System (TARGET2) is operating. The amount of interest payable on any Interest Payment Date shall be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the Notes (or June 16, 2025 if no interest has been paid on the Notes), to but excluding the next scheduled Interest Payment Date. This payment convention is referred to as Actual/Actual (ICMA) as defined in the rulebook of the International Capital Market Association. In the event that any Interest Payment Date, any redemption date or the Maturity Date falls on a day that is not a Business Day, the required payment of principal, premium, if any, and interest will be made on the next succeeding Business Day (except as provided under Section 2(g)(IV), without any interest or other payment in respect of such delay) with the same force and effect as if made on such Interest Payment Date, such redemption date or Maturity Date, as the case may be.

(ii) Payments on the Notes will be made through the Paying Agent. Payments on the Notes will be made at the specified office or agency of the Paying Agent which, as of the date hereof, is U.S. Bank Europe DAC, UK Branch. The Company may also choose to pay interest by mailing checks or making wire transfers. The Company may also arrange for additional paying agent offices and may change these offices.

(f)	Notices to Holders of the Notes will be sent to such Holders by the Company or by a designee at the Company’s direction. Any notice shall be deemed to have been given on the date of sending. So long as the Notes are represented by a Global Security deposited with U.S. Bank Europe DAC or any successor thereto, as the common depositary for Clearstream and Euroclear (the “Common Depositary”), notices to Holders may be given by delivery to Clearstream and Euroclear, and such notices shall be deemed to be given on the date of delivery to Clearstream and Euroclear. At the Company’s direction, the Trustee will transmit notices to each registered Holder’s last known address as it appears in the security register that the Trustee maintains. The Trustee will only transmit these notices to the registered Holder of the Notes. Holders will not receive notices regarding the Notes directly from the Company unless the Company reissues the Notes to the Holder in fully certificated form.

(g)	(I) Prior to the Par Call Date (as defined herein), the Company may redeem the Notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(i) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Notes matured on the Par Call Date) on an annual (ACTUAL/ACTUAL (ICMA)) basis at a rate equal to the comparable government bond rate (as defined below), plus 15 basis points, less (b) interest accrued to, but not including, the date of redemption, and

(ii) 100% of the principal amount of the Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to, but not including, the redemption date.

On or after the Par Call Date, the Company may redeem the Notes, at its option, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to the redemption date.

If the date of redemption is on or after an Interest Record Date and on or before the related Interest Payment Date, the accrued and unpaid interest, if any, shall be paid to the Person in whose name the Note is registered at the close of business on such Interest Record Date, and no additional interest shall be payable to Holders whose Notes will be subject to redemption by the Company.

For purposes of this Section 2(g)(I), the following terms have the following meanings:

“Par Call Date” means March 16, 2032 (three months prior to the maturity date).

“comparable government bond” means, with respect to the notes to be redeemed prior to the Par Call Date in relation to any comparable government bond rate calculation, at the discretion of an independent investment banking institution of international standing selected by the Company (an “independent investment banker”), a bond that is a direct obligation of the Federal Republic of Germany (a “German government bond”) whose maturity is closest to the Par Call Date of the notes to be redeemed, or if such independent investment banker in its discretion determines that such similar bond is not in issue, such other German government bond as such independent investment banker may, with the advice of three brokers of, and/or market makers in, German government bonds selected by the Company, determine to be appropriate for determining the comparable government bond rate.

“comparable government bond rate” means the yield (rounded to three decimal places, with 0.0005 being rounded upwards) of the comparable government bond on the third Business Day prior to the date fixed for redemption, calculated on the basis of the middle market price of such comparable government bond prevailing at 11:00 a.m. (London time) on such Business Day as determined by an independent investment banker selected by the Company and calculated in accordance with generally accepted market practice at the time.

The Company’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each Holder of Notes to be redeemed. The Trustee shall not be responsible for performing or verifying any calculations or selections required in connection with a redemption.

Unless the Company defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the Notes or portions thereof called for redemption.

(II) If (a) as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of the United States (or any political subdivision or taxing authority thereof or therein having power to tax) (a “Relevant Taxing Jurisdiction”), or any change in, or amendment to, the official position regarding the application or interpretation of such laws, regulations or rulings (including by virtue of a holding, judgment or order by a court of competent jurisdiction or a change in published administrative practice), which change or amendment becomes effective on or after June 11, 2025, the Company becomes or will become obligated to pay additional amounts as described under Section 2(g)(IV) below or (b) any act is taken by a Relevant Taxing Jurisdiction on or after June 11, 2025, whether or not such act is taken with respect to the Company or any affiliate, that results in a substantial probability that the Company will be required to pay such additional amounts, then the Company may, at its option, redeem the Notes, as a whole but not in part, upon not less than 15 days’ nor more than 60 days’ published notice in accordance with Section 2(f) above, at 100% of their principal amount, together with interest accrued thereon to, but not including, the date fixed for redemption; provided that the Company determines, in its business judgment, that the obligation to pay such additional amounts cannot be avoided by the use of reasonable measures available to the Company (which does not include substitution of the obligor under the Notes). No redemption pursuant to (a) or (b) above may be made unless the Company has received an opinion of independent counsel to the effect that as a result of such change or amendment the Company will, or that an act taken by a Relevant Taxing Jurisdiction has resulted in a substantial probability that the Company will, be required to pay the additional amounts described in Section 2(g)(IV) below, and the Company shall have delivered to the Trustee an Officers’ Certificate, signed by a duly authorized Officer, stating that based on such opinion the Company is entitled to redeem the Notes pursuant to their terms.

(III) The Company will publish a notice of any redemption of any Notes described above in accordance with the provisions described in Section 2(f) above. If fewer than all of the Notes are to be redeemed at any time, the principal paying agent will select the Notes to be redeemed in accordance with the rules of the principal securities exchange, if any, on which the Notes are listed at such time or, if the Notes are not listed on a securities exchange, in accordance with the rules of Euroclear or Clearstream, or absent any such rules, pro rata, by lot; provided, however, that no such partial redemption shall reduce the portion of the principal amount of a Note not redeemed to less than €100,000. The principal paying agent shall not be liable for any selections made by it in accordance with this paragraph.

(IV) All payments of principal, premium, if any, and interest on the Notes will be made free and clear of and without withholding or deduction for or on account of any present or future tax, assessment or other governmental charge (collectively, “Taxes”) imposed by any Relevant Taxing Jurisdiction, unless the withholding of such Taxes is required by law or the official interpretation or administration thereof. In the event such withholding is required by law or the official interpretation or administration thereof, the Company will, subject to the exceptions and limitations set forth below, pay such additional amounts as are necessary in order that the net payment of the principal of, premium, if any, and interest on the Notes to a beneficial owner of the Notes who is not a U.S. person (as defined below), after the withholding of such Taxes (including any withholding on the payment of such additional amounts), will not be less than the amount provided in such Notes to be then due and payable; provided, however, that the foregoing obligation to pay additional amounts shall not apply:

(1) to any Taxes that are imposed or withheld solely by reason of the Holder or beneficial owner of the Notes, or a fiduciary, settlor, beneficiary, member or shareholder of the Holder if the Holder is an estate, trust, partnership or corporation, or a person holding a power over an estate or trust administered by a fiduciary holder, being considered as:

(a) being or having been present or engaged in a trade or business in the United States or having or having had a permanent establishment in the United States;

(b) having a current or former relationship with the United States, including a relationship as a citizen or resident thereof (other than such relationship arising solely from the ownership of the Notes or the receipt of payments under the Notes);

(c) being or having been a foreign or domestic personal holding company, a passive foreign investment company or a controlled foreign corporation with respect to the United States or a corporation that has accumulated earnings to avoid U.S. federal income tax;

(d) being or having been a “10-percent shareholder” of the obligor under the Notes within the meaning of section 871(h)(3) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or any successor provision;

(e) being or having been a controlled foreign corporation that is related to the obligor under the Notes within the meaning of Section 864(d)(4) of the Code or any successor provision; or

(f) being or having been a bank receiving interest described in Section 881(c)(3)(A) of the Code or any successor provision;

(2) to any beneficial owner of the Notes that is a fiduciary or partnership or is not the sole beneficial owner of the Notes, but only to the extent that a beneficiary or settlor with respect to the fiduciary, a member of the partnership or such beneficial owner would not have been entitled to the payment of additional amounts had the beneficiary, settlor, member or beneficial owner received directly its beneficial or distributive share of the payment;

(3) to any Taxes that are imposed or withheld solely by reason of the failure of the Holder or beneficial owner of the Notes to (a) comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with a Relevant Taxing Jurisdiction of the Holder or beneficial owner of the Notes, if compliance is required by statute or by regulation of the Relevant Taxing Jurisdiction as a precondition to relief or exemption from such Taxes (including the submission of an applicable U.S. Internal Revenue Service Form W-8 (with any required attachments)) or (b) comply with any informational gathering and reporting requirements or to take any similar action, in each case, that are required to obtain the maximum available exemption from withholding by a Relevant Taxing Jurisdiction that is available to payments received by or on behalf of the Holder or beneficial owner;

(4) to any Taxes that are imposed otherwise than by withholding from the payment;

(5) to any Taxes that are imposed or withheld solely by reason of a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

(6) to any estate, inheritance, gift, sales, excise, transfer, wealth or personal property tax or a similar tax, assessment or governmental charge;

(7) to any Taxes required to be withheld by any paying agent from any payment of principal of, premium, if any, or interest on any Note, if such payment can be made without such withholding by any other paying agent;

(8) to any Taxes that are imposed or levied by reason of the presentation (where presentation is required in order to receive payment) of such Notes for payment on a date more than 30 days after the date on which such payment became due and payable, except to the extent that the Holder or beneficial owner thereof would have been entitled to additional amounts had the Notes been presented for payment on any date during such 30 day period;

(9) to any Taxes that are imposed or withheld pursuant to Sections 1471 through 1474 of the Code, as of the issue date of the Notes (or any amended or successor version of such Sections), any U.S. Treasury Regulations promulgated thereunder, any official interpretations thereof, any similar law or regulation adopted pursuant to an intergovernmental agreement between a non-U.S. jurisdiction and the United States with respect to the foregoing or any agreements entered into pursuant to Section 1471(b)(1) of the Code; or

(10) in the case of any combination of any items (1) through (9).

The Notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable thereto. Except as specifically provided under this Section 2(g)(IV), the Company shall not be required to make any payment with respect to any tax, assessment or governmental charge imposed by any government or a political subdivision or taxing authority thereof or therein. As used in this Section 2(g)(IV), the term “U.S. person” means any individual who is a citizen or resident of the United States for U.S. federal income tax purposes, a corporation, partnership or other entity created or organized in or under the laws of the United States, any state of the United States or the District of Columbia (other than a partnership that is not treated as a United States person under any applicable Treasury Regulations), or any estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Each Holder entitled to any such additional amounts shall cooperate with the Company and the Trustee in providing any information or documentation reasonably requested by the Company or the Trustee to confirm the identity and/or tax status of such Holder and any affected beneficial owner (to the extent necessary to establish such Holder’s entitlement to such additional amounts) and to assist the Company or the Trustee in determining the applicable withholding tax rate and the amount of such additional amounts payable in respect thereof.

(h)	Except as described under Section 2(g) above, the Notes will not be redeemable by the Company prior to maturity and will not be entitled to the benefit of any sinking fund.

(i)	If a Change of Control Repurchase Event (as defined below) occurs, unless the Company has exercised its right to redeem all of the Notes as described under Section 2(g) above, each Holder of the Notes shall have the right to require the Company to repurchase all or any part (equal to €100,000 and integral multiples of €1,000 in excess thereof) of such Holder’s Notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price in cash equal to 101% of the principal amount of the Notes, plus accrued and unpaid interest, if any, to, but not including, the date of repurchase (subject to the right of Holders of record on the relevant Interest Record Date to receive interest due on the relevant Interest Payment Date).

Within 30 days following any Change of Control Repurchase Event, or at the Company’s option, prior to any Change of Control but after the public announcement of the pending Change of Control, the Company shall send, by first class mail, a notice to each Holder, with a copy to the Trustee, which notice will govern the terms of the Change of Control Offer, stating:

(i)	that such Change of Control Repurchase Event has occurred or is pending and that such Holder has the right to require the Company to repurchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount of the Notes plus accrued and unpaid interest, if any, to, but not including, the date of repurchase (subject to the right of Holders of record on the relevant Interest Record Date to receive interest due on the relevant Interest Payment Date) (the “Change of Control Payment”);

(ii)	if such notice is mailed prior to the date of consummation of the Change of Control, that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date;

(iii)	the date of repurchase (which shall be no earlier than 30 days nor later than 60 days from the date the Change of Control Offer is mailed) (the “Change of Control Payment Date”); and

(iv)	the procedures determined by the Company, consistent with the Indenture, that a Holder must follow in order to have its Notes repurchased.

On the Change of Control Payment Date, the Company shall, to the extent lawful:

(1)	accept for payment all Notes or portions of Notes (equal to €100,000 and integral multiples of €1,000 in excess thereof) properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes so tendered; and

(3)	deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being repurchased by the Company and, to the extent applicable, an executed new note or notes evidencing any unpurchased portion of any Note or Notes surrendered for which the Trustee shall authenticate and deliver a new note or notes as provided below.

The Trustee shall promptly as practicable mail, or shall cause the Paying Agent to promptly mail, to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee shall promptly as practicable authenticate and mail (or cause to be transferred by book entry) to each Holder a new note equal in principal amount to any unpurchased portion of the Notes surrendered, if any, provided that each such new note shall be in a principal amount of €100,000 and integral multiples of €1,000 in excess thereof.

If the Change of Control Payment Date is on or after an Interest Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest, if any, shall be paid to the Person in whose name the Note is registered at the close of business on such Interest Record Date, and no additional interest shall be payable to Holders who tender pursuant to the Change of Control Offer.

The Company shall not be required to make the Change of Control Offer upon a Change of Control Repurchase Event if a third party makes an offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to the Change of Control Offer to be made by the Company and repurchases all Notes validly tendered and not withdrawn under such offer.

The Company shall comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions in this Section 2(i), the Company shall comply with those securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Offer provisions in this Section 2(i) by virtue of any such conflict.

For purposes of this Section 2(i), the following terms have the following meanings:

“Change of Control” means:

•	the consummation of any transaction (including without limitation, any merger or consolidation) the result of which is that any “person” (as such term is used in Sections 13(d)(3) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d- 5 under the Exchange Act, except that such person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Company’s Voting Stock (or the Company’s successor by merger, consolidation or purchase of all or substantially all of its assets) (for the purposes of this Section 2(i), such person shall be deemed to beneficially own any of the Company’s Voting Stock held by a parent entity, if such person “beneficially owns” (as defined above), directly or indirectly, more than a majority of the voting power of the Voting Stock of such parent entity); or

•	the Company consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the Company’s outstanding Voting Stock or outstanding Voting Stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Company’s Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person immediately after giving effect to such transaction; or

•	the first day on which a majority of the members of the Company’s Board of Directors are not Continuing Directors; or

•	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the Company’s assets and the assets of the Subsidiaries taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than to the Company or one of the Company’s Subsidiaries; or

•	the adoption by the Company’s stockholders of a plan or proposal for its liquidation or dissolution.

Notwithstanding the foregoing, a transaction shall not be considered to be a Change of Control if (A) the Company becomes a direct or indirect wholly owned Subsidiary of a holding company and (B) immediately following that transaction, (1) the direct or indirect holders of the Voting Stock of the holding company are substantially the same as the holders of the Company’s Voting Stock immediately prior to that transaction or (2) no person or group is the beneficial owner, directly or indirectly, of more than a majority of the total voting power of the Voting Stock of the holding company.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Rating Decline with respect to such Change of Control. Notwithstanding anything in this Section 2(i), no Change of Control Repurchase Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Continuing Directors” means, as of any date of determination, any member of the Company’s Board of Directors who (a) was a member of the Company’s Board of Directors on the date of issuance of the Notes or (b) was nominated for election or elected to the Company’s Board of Directors with the approval of a majority of the Continuing Directors who were members of the Company’s Board of Directors at the time of such nomination or election.

“Investment Grade” means BBB- or higher by S&P and Baa3 or higher by Moody’s, or the equivalent of such ratings by S&P or Moody’s or, if either S&P or Moody’s shall not make a rating on the Notes publicly available, another Rating Agency.

“Moody’s” means Moody’s Investors Service Inc. and its successors.

“Rating Agency” means each of S&P and Moody’s or, to the extent S&P or Moody’s or both do not make a rating on the Notes publicly available, a “nationally recognized statistical rating organization” (within the meaning of Section 3(a)(62) under the Exchange Act) or “organizations”, as the case may be, selected by the Company (as certified by a resolution of the Company’s Board of Directors), which shall be substituted for S&P or Moody’s, or both, as the case may be.

“Rating Decline” means, with respect to a Change of Control, the Notes cease to be rated Investment Grade by each Rating Agency on any date during the period (“Trigger Period”) from the date of the public notice of an arrangement that could result in such Change of Control until 60 days following the consummation of such Change of Control (which Trigger Period will be extended for so long as the rating on the Notes is under publicly announced consideration for a possible downgrade by either of the Rating Agencies).

“S&P” means S&P Global Ratings, a division of S&P Global Inc. and its successors.

“Voting Stock” of any specified Person as of any date means the capital stock of such Person that is at the time entitled to vote generally in the election of the board of directors, managers or trustees, as applicable, of such Person.

(j)	The Notes shall be issued in denominations of €100,000 and integral multiples of €1,000 in excess thereof.

(k)	The Notes shall be issued only in registered form without coupons. The Notes shall be represented by one or more Global Securities deposited with, or on behalf of, a common depositary for Euroclear System (“Euroclear”) or Clearstream Banking, S.A. (“Clearstream”) (or a successor or clearing system) in the form set forth in Exhibit A hereto.

(l)	In the event of a declaration of acceleration of the maturity of the Notes pursuant to Section 6.2 of the Indenture, 100% of the principal amount of the Notes shall be payable.

(m)	The Notes shall be issued in euros.

(n)	Subject to Section 2(o) hereof, principal of and premium, if any, and interest on the Notes shall be paid in euros in immediately available funds.

(o)	Initial Holders will be required to pay for the Notes in euro, and all payments of interest and principal, including payments made upon any redemption of the Notes and any payment of additional amounts will be payable in euro. However, if, on or after June 11, 2025, the euro is unavailable to the Company due to the imposition of exchange controls or other circumstances beyond the Company’s control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the Notes will be made in U.S. Dollars until the euro is again available to the Company or so used. The amount payable on any date in euro will be converted into U.S. Dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second Business Day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the most recent euro/U.S. Dollar exchange rate available on or prior to the second business day prior to the relevant payment date, as reported by Bloomberg. Any payment in respect of the Notes so made in U.S. Dollars will not constitute an event of default under the Notes or the Indenture governing the Notes. Neither the Trustee nor the principal paying agent shall have any responsibility for determining or verifying any calculation or conversion in connection with the foregoing.

(p)	N/A

(q)	N/A

(r)	N/A

(s)	Other than as set forth in Section 2(i) above, there shall be no additions to or changes in the covenants set forth in Article IV or V of the Indenture that apply to the Notes.

(t)	The Notes shall not be convertible to any other securities of the Company.

(u)	The Notes shall be senior unsecured and unsubordinated debt securities and shall rank equally with all of the Company’s existing and future senior unsecured and unsubordinated indebtedness, including the Company’s 4.750% Senior Notes due 2026, the Company’s 5.050% Senior Notes due 2027, the Company’s 4.375% Senior Notes due 2028, the Company’s 5.050% Senior Notes due 2029, the Company’s 4.350% Senior Notes due 2029, the Company’s 2.800% Senior Notes due 2030, the Company’s 2.200% Senior Notes due 2031, the Company’s 5.250% Senior Notes due 2034, the Company’s 5.000% Senior Notes due 2035, the Company’s 5.375% Senior Notes due 2054 and the Company’s guarantee of the 0.750% Euro Senior Notes due 2026 (the “2026 Euro Notes”) and the 2.000% Euro Senior Notes due 2028 (the “2028 Euro Notes”) issued by the Company’s Subsidiary, Amphenol Technologies Holding GmbH and any borrowings under the Company’s revolving credit facility. However, the Notes shall be structurally subordinated to the indebtedness of the Company’s Subsidiaries (other than the 2026 Euro Notes and the 2028 Euro Notes (to the extent such 2026 Euro Notes and 2028 Euro Notes are guaranteed by the Company)) and effectively subordinated to any of the Company’s future secured indebtedness to the extent of the value of the assets securing such indebtedness.

(v)	The Trustee shall initially act as the Transfer Agent and security Registrar for the Notes. U.S. Bank Europe DAC, UK Branch shall initially act as the principal paying agent for the Notes. Upon notice to the Trustee, the Company may change any paying agent or security registrar, and the Company or any of its subsidiaries may act as paying agent or security registrar.

(w)	The Company may, without notice to, or the consent of, the Holders of the Notes, issue an unlimited principal amount of additional Notes having identical terms and conditions as the Notes, other than, in each case, the issue date, issue price and, in some cases, the first Interest Payment Date. The Company will only be permitted to issue such additional Notes if, at the time of such issuance, the Company is in compliance with the covenants contained in the Indenture. Any additional Notes will be part of the same issue as the Notes and will vote on all matters with the Holders of the Notes, provided that if such additional Notes are not fungible for U.S. federal income tax purposes with the Notes, such additional Notes will be issued with a separate CUSIP, ISIN, Common Code and/or any other identifying number, and provided further that in the case of any Notes represented by Global Securities, for so long as may be required by the United States Securities Act of 1933, as amended, or the procedures of the Common Depositary for Euroclear or Clearstream (or a successor clearing system), such additional Notes will be represented by one or more separate Global Securities in accordance with the terms of the Indenture and subject to applicable transfer or other restrictions.

3.	Solely with respect to the Notes, Section 2.7 of the Indenture shall be replaced in its entirety with the following:

“SECTION 2.7. Transfer and Exchange. Where Securities of a Series are presented to the Registrar with a request to register a transfer or to exchange them for an equal principal amount of Securities of the same Series, the Registrar shall register the transfer or make the exchange if the requirements for such transactions are met. Upon any transfer or exchange, the Registrar and the Trustee may require a Holder to furnish appropriate endorsements and transfer documents. To permit registrations of transfers and exchanges, the Company shall execute and the Trustee, upon receipt of a Company Order directing the authentication and delivery thereof, shall authenticate and deliver Securities in any authorized denominations in an aggregate principal amount equal to the principal amount of such Global Securities in exchange for such Global Securities. No service charge shall be made for any registration of transfer or exchange (except as otherwise expressly permitted herein), but the Company or the Trustee may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer tax or similar governmental charge payable upon exchanges pursuant to Section 2.11, Section 3.6 or Section 9.6).

Neither the Company nor the Registrar shall be required (a) to issue, register the transfer of, or exchange Securities of any Series for the period beginning at the opening of business fifteen days immediately preceding the mailing of a notice of redemption of Securities of such Series selected for redemption and ending at the close of business on the day of such mailing, (b) to register the transfer of or exchange Securities of any Series selected, called or being called for redemption as a whole or the portion being redeemed of any such Securities selected, called or being called for redemption in part or (c) to register the transfer of or exchange Securities of any Series which the Holder has tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer (as defined in Section 2(i) of the Officers’ Certificate of the Company, dated June 16, 2025, relating to the 3.125% Senior Notes due 2032 (CUSIP / Common Code / ISIN: 032095 AU5 / 309610881 / XS3096108819)).

Prior to the due presentation for registration of transfer of any Securities, the Company, the Trustee, the Paying Agent and the Registrar may deem and treat the person in whose name such Securities are registered as the absolute owner of such Securities for the purpose of receiving payment of principal of and interest, if any, on such Securities and for all other purposes.

Any Holder of a Global Security shall, by acceptance of such Global Security, agree that transfers of beneficial interest in such Global Security may be effected only through a book-entry system maintained by Euroclear Bank SA/NV, as operator of the Euroclear System (“Euroclear”), and/or Clearstream Banking, société anonyme (“Clearstream”) (and/or its or their successor clearing system(s)) and their respective direct and indirect participants, as the case may be, and that ownership of a beneficial interest in the Security shall be required to be reflected in a book-entry system. So long as the Global Securities remain outstanding and are held by or on behalf of the common depositary, transfer of beneficial interests in a Global Security and transfers increasing or decreasing the aggregate principal amount of a Global Security may be conducted only in accordance with the rules and procedures of Euroclear and/or Clearstream (and/or its or their successor clearing system(s)), as the case may be. In the event a Global Security, or any portion thereof, is redeemed, Euroclear and/or Clearstream, as applicable, will distribute the amount received by them in respect of the Global Security so redeemed to the holders of the book-entry interests in such Global Security from the amount received by it in respect of the redemption of such Global Security.”

4.	Solely with respect to the Notes, Section 2.14(b) of the Indenture shall be replaced in its entirety with the following:

“SECTION 2.14(b)  Transfer and Exchange. Notwithstanding any provisions to the contrary contained in Section 2.7, owners of book-entry interests will receive certificated notes in registered form (the “Certificated Notes”) only in the following circumstances: (1) if either Depositary notifies the Company that it is unwilling or unable to continue as Depositary or that the common depositary with whom any Global Security is deposited is unwilling or unable to continue to act as common depositary and a successor Depositary for such Global Securities is not appointed by the Company within 90 days after the Company receives such notice, (2) in whole, but not in part, at any time if the Company in its sole discretion determines that any Global Security should be exchanged for Certificated Notes, or (3) if the owner of a book-entry interest requests such exchange in writing delivered through either Euroclear or Clearstream in the event that any of the notes has become immediately due and payable in accordance with Sections 6.1 and 6.2. In each case, the Company shall execute, and the Trustee, upon receipt of a Company Order (copied to the Paying Agent, Registrar and common depositary) directing the authentication and delivery thereof, shall authenticate and deliver, Certificated Notes in any authorized denominations in an aggregate principal amount equal to the principal amount of such Global Securities in exchange for such Global Securities. Upon the exchange of such Global Securities for Certificated Notes, the Global Securities shall be cancelled by the Trustee. Upon receipt of notice from the Depositary in accordance with this subsection, Euroclear and/or Clearstream (and/or its or their successor clearing system(s)) and the Trustee, as the case may be, and the Company shall use its commercially reasonable efforts to make arrangements with the common depositary for the exchange of interests in the Global Securities for Certificated Notes and cause the requested Certificated Notes to be executed and delivered to the Registrar in sufficient quantities and authenticated by the Trustee for delivery to Holders. Holders exchanging interests in a Global Security for Certificated Notes shall be required to provide to the Registrar, through the relevant clearing system (and in separate writings, if required by the Trustee, Paying Agent and/or Registrar), written instructions and other information required by the Company and the Registrar to complete, execute and deliver such Certificated Notes. Certificated Notes delivered in exchange for any Global Security or beneficial interests in Global Securities will be registered in the names, and issued in any approved denominations, requested by the relevant clearing system (in accordance with its customary procedures).

Other than as provided for in this Section 2.14(b), a Global Security is not exchangeable for a Certificated Note or Certificated Notes.”

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Officers’ Certificate on behalf of the Company in his or her capacity as specified below.

Dated: June 16, 2025

AMPHENOL CORPORATION

By:	/s/ Craig A. Lampo
Name:	Craig A. Lampo
Title:	Senior Vice President and Chief Financial Officer

By:	/s/ Lance D’Amico
Name:	Lance D’Amico
Title:	Senior Vice President, Secretary and General Counsel

[Signature Page to Officers' Certificate (Pursuant to Section 2.2 of the Indenture) (EUR)]

Exhibit A

Form of Note

THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE COMMON DEPOSITARY OR A NOMINEE OF THE COMMON DEPOSITARY. THIS NOTE IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE COMMON DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE COMMON DEPOSITARY TO A NOMINEE OF THE COMMON DEPOSITARY, BY A NOMINEE OF THE COMMON DEPOSITARY TO THE COMMON DEPOSITARY OR ANOTHER NOMINEE OF THE COMMON DEPOSITARY OR BY THE COMMON DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR COMMON DEPOSITARY OR A NOMINEE OF SUCH A SUCCESSOR COMMON DEPOSITARY.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF EUROCLEAR BANK, S.A./N.V, AS OPERATOR OF THE EUROCLEAR SYSTEM (“EUROCLEAR”) AND CLEARSTREAM BANKING S.A. (“CLEARSTREAM,” AND TOGETHER WITH EUROCLEAR, “EUROCLEAR/CLEARSTREAM”) TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF THE COMMON DEPOSITARY OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF EUROCLEAR/CLEARSTREAM (AND ANY PAYMENT IS TO BE MADE TO THE COMMON DEPOSITARY OR ITS NOMINEE OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE COMMON DEPOSITARY OR AN AUTHORIZED REPRESENTATIVE OF EUROCLEAR/CLEARSTREAM), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, THE COMMON DEPOSITARY OR ITS NOMINEE, HAS AN INTEREST HEREIN.

CUSIP: 032095 AU5

ISIN: XS3096108819

Common Code: 309610881

No. [ ]	€[ ]

AMPHENOL CORPORATION

3.125% SENIOR NOTES DUE 2032

Amphenol Corporation, a Delaware corporation (the “Company,” which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to USB Nominees (UK) Limited, as nominee for the Common Depositary, or its registered assigns, the principal sum of [ ] EUROS (€[ ]), on June 16, 2032 (such date is hereinafter referred to as the “Stated Maturity”), and to pay interest on said principal sum, from June 16, 2025 or from the next most recent date to which interest has been paid or duly provided for, annually, on June 16 of each year (the “Interest Payment Date”), commencing on June 16, 2026, at the rate of 3.125% per annum until the principal hereof shall have been paid or duly made available for payment and, to the extent permitted by law, to pay interest on any overdue principal and premium, if any, and on any overdue installment of interest from time to time on demand at the rate borne by the Notes.

The interest so payable shall be paid to the persons in whose name the Notes are registered at the close of business on the day that is one Business Day immediately preceding the applicable Interest Payment Date (each such date is referred to as an “Interest Record Date”). A “Business Day” shall mean any day other than a Saturday or Sunday on which commercial banks and foreign exchange markets are open for business in New York and London and which is a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer System (TARGET2) is operating.

The amount of interest payable on any Interest Payment Date shall be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the Notes (or June 16, 2025, if no interest has been paid), to but excluding the next scheduled Interest Payment Date (ACTUAL/ACTUAL (ICMA)). If any date on which any Interest Payment Date, any redemption date or the Stated Maturity falls on a day that is not a Business Day, then payment of such amounts payable on such date will be made on the next succeeding Business Day as if made on the date that payment was due (and, except as provided in Section 2(g)(IV) of the Officers’ Certificate, without any interest or other payment in respect of such delay) with the same force and effect as if made on such Interest Payment Date, such redemption date or Stated Maturity, as the case may be.

If the Company defaults in a payment of interest on the Notes, it shall pay the defaulted interest, plus, to the extent permitted by law, any interest payable on the defaulted interest, to the Persons who are Holders of the Notes on a subsequent special record date. The Company shall fix the record date and payment date. At least ten days before the record date, the Company shall mail to the Trustee and to each Holder of the Notes a notice that states the record date, the payment date and the amount of interest to be paid. The Company may pay defaulted interest in any other lawful manner.

Payments on the Notes will be made through the principal paying agent. Payments on the Notes will be made at the specified office or agency of the principal paying agent. The Company may also choose to pay interest by mailing checks or making wire transfers. The Company may also arrange for additional paying agent offices and may change these offices.

Notwithstanding the foregoing, as long as this Note is represented by a Global Note, payments of principal of, premium, if any, and interest on this Note will be made in immediately available funds to the Common Depositary or its nominee as the initial holder of this Note.

REFERENCE IS HEREBY MADE TO THE FURTHER PROVISIONS OF THIS NOTE SET FORTH ON THE FOLLOWING PAGES HEREOF, WHICH FURTHER PROVISIONS SHALL, FOR ALL PURPOSES, HAVE THE SAME EFFECT AS IF SET FORTH AT THIS PLACE.

Unless the certificate of authentication hereon has been executed by the Trustee by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Dated: June 16, 2025

AMPHENOL CORPORATION

By:
Name: Craig A. Lampo
Title: Senior Vice President and Chief Financial Officer

Attest:

Name:	Lance D’Amico
Title:	Senior Vice President, Secretary and General Counsel

[Signature Page to the Global Note (EUR)]

CERTIFICATE OF AUTHENTICATION

This Global Note is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Officer

Dated: June 16, 2025

[Signature Page to the Global Note (EUR)]

(REVERSE OF NOTE)

AMPHENOL CORPORATION

3.125% SENIOR NOTES DUE 2032

This Global Note designated on the face hereof as 3.125% Senior Notes due 2032 (the “Notes”) is a duly authorized issue of securities of the Company issued and issuable in one or more series under an indenture, dated as of March 16, 2023 (the “Base Indenture”), between the Company and U.S. Bank Trust Company, National Association, as trustee (the “Trustee,” which term includes any successor trustee under such indenture), to such indenture, as supplemented by an Officers’ Certificate dated as of June 16, 2025 establishing the terms of the Notes (the “Officers’ Certificate,” and together with the Base Indenture, the “Indenture”), reference is hereby made for a statement of the respective rights, limitation of rights, duties and immunities thereunder of the Company, the Trustee and the holders of the securities issued thereunder and of the terms upon which said securities are, and are to be, authenticated and delivered. Capitalized terms used herein for which no definition is provided herein shall have the meanings set forth in the Indenture.

The Notes are not subject to a mandatory or optional sinking fund requirement.

The Notes shall be redeemable, at the Company’s option, in whole or in part, at any time or from time to time, at the redemption prices described in the Indenture.

If a Change of Control Repurchase Event occurs, unless the Company has exercised its right to redeem all of the Notes as described above, each Holder of the Notes shall have the right to require the Company to repurchase all or any part (equal to €100,000 and integral multiples of €1,000 in excess thereof) of such Holder’s Notes pursuant to the offer described in the Indenture, at a purchase price in cash equal to 101% of the principal amount of the Notes, plus accrued and unpaid interest, if any, to, but not including, the date of repurchase (subject to the right of Holders of record on the relevant Interest Record Date to receive interest due on the relevant Interest Payment Date).

If an Event of Default (as defined in the Indenture) with respect to the Notes occurs and is continuing, the principal of the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time outstanding to be affected. Without the consent of any Holder of Securities, the Indenture or the Securities may be amended to cure, correct or supplement any ambiguity, omission, defect or inconsistency as to the Securities or to make any change that does not adversely affect the rights of any Holder of the Securities in any material respect. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities at the time outstanding, on behalf of the Holders of all Securities, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Until such waiver becomes effective, a consent to it by a Holder of this Note is a continuing consent by the Holder and every subsequent Holder of this Note or portion of this Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on this Note. However, any such Holder or subsequent Holder may revoke the consent as to such Holder’s Note or portion of this Note if the Trustee receives the notice of revocation before the date of the waiver becomes effective. Any amendment or waiver once effective shall bind every Holder affected by such amendment or waiver, subject to certain exceptions provided for in the Indenture.

Every amendment to the Indenture or the Securities shall be set forth in a Supplemental Indenture that complies with the TIA as then in effect.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Note at the times and place and at the rate and in the currency herein prescribed.

A Holder shall register the transfer of or exchange Notes in accordance with the Indenture. The Company or the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay certain transfer taxes or similar governmental charges payable in connection therewith as permitted by the Indenture. Neither the Company nor the Registrar shall be required (a) to issue, register the transfer of, or exchange Notes for the period beginning at the opening of business fifteen days immediately preceding the mailing of a notice of redemption of Notes selected for redemption and ending at the close of business on the day of such mailing, (b) to register the transfer of or exchange Notes selected, called or being called for redemption as a whole or the portion being redeemed of any such Securities selected, called or being called for redemption in part or (c) to register the transfer of or exchange the Notes which the Holder has tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer (as defined in Section 2(i) of the Officers’ Certificate).

The Company may be discharged from its obligations under the Notes and under the Indenture with respect to the Notes except for certain provisions thereof, and may be discharged from obligations to comply with certain covenants contained in the Notes and in the Indenture with respect to the Notes, in each case upon satisfaction of certain conditions specified in the Indenture.

A director, officer, employee or stockholder, as such, of the Company shall not have any liability for any obligations of the Company under this Note or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. Each Holder by accepting the Note waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Note.

The registered Holder of this Note shall be treated as the owner of it for all purposes.

If funds for the payment of principal or interest remain unclaimed for two years, the Trustee and the Paying Agent will repay the funds to the Company at its written request. After that, all liability of the Trustee and such Paying Agent with respect to such funds shall cease.

The Trustee shall initially act as the Registrar and Service Agent for the Notes. U.S. Bank Europe DAC, UK Branch, shall initially act as Paying Agent (as defined in the Indenture) for the Notes. The Notes shall be issued in denominations of €100,000 and integral multiples of €1,000 in excess thereof. The Notes shall be issued only in registered form without coupons. The Notes shall be deposited with, or on behalf of, a common depositary for Euroclear and Clearstream. In the event of a declaration of acceleration of the maturity of the Notes pursuant to the Indenture, 100% of the principal amount of the Notes shall be payable. The Notes shall be issued in euros and principal of and premium, if any, and interest on the Notes shall be paid in euros. If, on or after June 11, 2025, the euro is unavailable to the Company due to the imposition of exchange controls or other circumstances beyond the Company’s control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the Notes will be made in United States dollars until the euro is again available to the Company or so used. In such circumstances, the amount payable on any date in euros will be converted into United States dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second Business Day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the then most recent United States dollars/euro exchange rate available on or prior to the second Business Day prior to the relevant payment date, as reported by Bloomberg. Any payment in respect of the Notes so made in United States dollars will not constitute an Event of Default under the Notes or the Indenture. Neither the Trustee nor the Paying Agent shall have any responsibility for any calculation or conversion in connection with the foregoing. The Notes shall be unsecured debt securities of the Company. The Notes shall not be convertible to any other securities of the Company. The Indenture and this Note shall be governed by and construed in accordance with the laws of the State of New York.

In order to comply with applicable tax laws (inclusive of rules, regulations and interpretations promulgated by competent authorities) related to the Notes in effect from time to time (“Applicable Law”) that a foreign financial institution, issuer, trustee, paying agent or other party is or has agreed to be subject to, the Company agrees (i) upon written request of the Trustee, to provide to the Trustee, to the extent reasonably available to the Company, sufficient information about the parties and/or transactions (including any modification to the terms of such transactions) so the Trustee can determine whether it has tax related obligations under Applicable Law and (ii) that the Trustee shall be entitled to make any withholding or deduction from payments to the extent necessary to comply with Applicable Law for which the Trustee shall not have any liability.

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:

(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and Zip Code)

and irrevocably appoint _________________________________________________________________

to transfer this Note on the books of the Company. The Agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to the provisions hereof, check the box: ☐

If you want to elect to have only part of the Note purchased by the Company pursuant to the provisions hereof, state the amount you elect to have purchased: $________________________

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).